Exhibit 10.42
1660 Wynkoop Street, Suite 1000
Denver, Colorado 80202-1132
Phone: (303) 573-1660
Fax: (303) 595-9385
Email: info@royalgold.com
www.royalgold.com
April 3, 2008
Mr. Mike Scott, President
MinEx Projects (PTY) Limited
Dunkeld Court
16 North Road
Dunkeld West
Johannesburg
2196
Republic of South Africa
Dear Mr. Scott:
Royal Gold, Inc. (“Royal Gold”) sincerely appreciates the invitation from MinEx Projects (PTY) Limited (“MinEx”) to submit an offer to purchase the Messina and Dwaalkop royalty interests, as defined in the Royalty Background document previously provided by MinEx. Royal Gold is pleased to submit the following offer for MinEx’s consideration.
I. THE OFFER
Royal Gold offers to purchase all of MinEx’s right, title and interest in and to the following two royalty interests at Lonmin’s Limpopo Mine (collectively, the “Royalties”):
a.	The 0.704% gross receipts royalty on the Messina lease area (“Messina Royalty”); and

b.	The 1.5% gross receipts royalty on the Dwaalkop lease area (“Dwaalkop Royalty”).
Royal Gold understands from information provided by MinEx that the entire Dwaalkop Royalty is subject to a right of first refusal in favor of Lonmin, as well as to the right to “buy down” the royalty from 1.5% to 1.0% upon payment to MinEx of $US 125,000. Royal Gold further understands that the royalties apply to 100% of Net Smelter Revenue derived from production in the Messina and Dwaalkop areas.
This offer is extended based upon MinEx’s representation to Royal Gold, made by MinEx upon its execution of this interim agreement, that MinEx and its affiliates are not parties to or otherwise bound by any letter agreement, letter of intent, contract, agreement or other understanding, whether written or oral, for the purchase and sale of the Royalties. If this representation is not accurate, then this offer shall be deemed immediately revoked and shall have no further force or effect.

Mr. Mike Scott
April 3, 2008

II. THE PURCHASE PRICE
At Closing, as defined below, MinEx shall assign to Royal Gold, and Royal Gold shall purchase from MinEx, the Messina Royalty for US$6,039,500 in cash, and the Dwaalkop Royalty for US$13,210,500 in cash, in each case exclusive of South African value added tax, if applicable. This consideration assumes Royal Gold’s effective ownership of the Royalties commences on January 1, 2008, and the purchase price for the Messina Royalty of US$6,039,500 shall be reduced by the aggregate of any royalty payments received by MinEx after February 1, 2008. If Lonmin exercises its right of first refusal to acquire the entire Dwaalkop Royalty, then Royal Gold shall not acquire the Dwaalkop Royalty and shall not owe MinEx any consideration in respect thereof.
III. CONDITIONS PRECEDENT
The obligation of Royal Gold to complete the transaction contemplated by this letter is subject to the following conditions precedent:
a.	The negotiation and execution of a mutually acceptable purchase and sale agreement which shall supersede and replace this interim agreement, and which shall contain representations, warranties, covenants, indemnifications and other terms and conditions common to similar agreements, including mutually acceptable assignment and conveyance documentation. Said agreement shall contain provisions permitting that agreement to remain valid and enforceable until a mutually agreed deadline for closing the transactions contemplated herein, subject to certain rights of each party to terminate said agreement;

b.	MinEx shall have delivered certified copies of resolutions of its board of directors, or other documentation evidencing corporate authority, approving and authorizing the assignment of the Royalties;

c.	Royal Gold shall have received the approval of its Board of Directors for the acquisition of the Royalties;

d.	The parties shall have received all third party and governmental consents or approvals, without material conditions or restrictions and in form and substance satisfactory to Royal Gold acting reasonably; and with respect to Royal Gold’s purchase of the Dwaalkop Royalty, Lonmin shall not have exercised its right of first refusal to acquire the Dwaalkop Royalty;

e.	There shall not have occurred a material adverse change with respect to the royalty agreements, or the operations or prospects of Messina or Dwaalkop prior to Closing;

f.	Royal Gold’s review of and satisfaction with, among other matters (i) the ownership, terms and conditions, validity and good standing of the Royalties and the lands, mineral and mining rights which are subject thereto, and (ii) the adequacy, validity and enforceability of the agreements creating and documenting the Royalties, and (iii) the payment history and supporting documentation for the Messina Royalty;

Mr. Mike Scott
April 3, 2008

g.	Royal Gold’s satisfaction with a due diligence technical review of, among other matters, the Messina Mine and future expansion plans for the Messina and Dwaalkop lease areas, as well as production profiles associated with the Royalties and smelting and refining terms; and

h.	MinEx’s express representation and warranty to Royal Gold that (i) MinEx and its affiliates are not bound by any letter agreement, letter of intent, contract, agreement or other understanding, whether written or oral, for the purchase and sale of the Royalties, and (ii) neither Royal Gold’s extension of this offer, nor its acceptance by MinEx, nor the completion of the transactions contemplated herein conflicts with or constitutes a breach of any other letter agreement, letter of intent, contract, agreement or other understanding, whether written or oral, to which MinEx or its affiliates are bound.
IV. CLOSING
The Closing shall be held on a date, time and location mutually agreed upon by Royal Gold and MinEx. Royal Gold and MinEx shall use their commercially reasonable efforts to hold the Closing on or before May 30, 2008.
V. EXPENSES
Each of Royal Gold and MinEx shall bear its own costs and expenses associated with this transaction, including the fees and expenses of counsel or other representatives.
VI. CONFIDENTIALITY
The terms and conditions of this interim agreement, and all subsequent negotiations related to the transaction contemplated hereunder, shall remain strictly confidential and shall not be disclosed by one party to any third party without the prior written consent of the other party. Should either party be obligated to make any disclosure in terms of stock exchange rules, listing requirements, or statutory obligations, the other party shall have the right to reasonable review and consent to the content prior to release of any statements, such consent not to be unreasonably withheld or delayed.
VII. SCHEDULE OF ACTIVITIES
Following approval of this offer by the appropriate authority within MinEx and receipt by Royal Gold of an executed copy of this interim agreement, Royal Gold will immediately prepare a purchase and sale agreement for the parties to review and commence its due diligence program. Royal Gold and MinEx will use best reasonable efforts to conclude negotiation of the definitive purchase and sale agreement on or before April 25, 2008. MinEx shall give notice to Lonmin of its intent to transfer the Dwaalkop Royalty no later than April 25, 2008, unless MinEx and Royal Gold mutually agree in writing to a later date.
Royal Gold will use best reasonable efforts to complete its due diligence program by May 15th, 2008, subject to the availability of its personnel and its technical and legal advisors, and to fulfill all suspensive conditions by May 30th, 2008. Royal Gold will seek

Mr. Mike Scott
April 3, 2008

Board of Director approval for the transaction promptly following satisfactory completion of its due diligence program. In preparation of this work, we would appreciate it if MinEx would forward to Royal Gold copies of all guiding agreements and documents that govern the Royalties that have not already been provided.
VIII. NON-SOLICITATION
Commencing upon MinEx’s execution of this interim agreement and continuing until Closing or termination of the definitive purchase and sale agreement in accordance with its terms, MinEx shall not (a) solicit, initiate or encourage submission of proposals or offers from any third person or entity relating to any purchase, sale or transfer of the Royalties with the exception of offering the First Right of Refusal on Dwaalkop for a period of 30 days to Lonmin, or (b) enter into or continue negotiations or discussions with any third person or entity with respect to the purchase, sale or transfer of the Royalties with the exception of offering the First Right of Refusal on Dwaalkop for a period of 30 days to Lonmin. MinEx agrees to promptly notify Royal Gold if any such proposal or offer, or if any inquiry from or contact with any third person with respect thereto, is made.
IX. GENERAL
This interim agreement and the definitive purchase and sale agreement to be negotiated shall be governed by the laws of the Republic of South Africa.
Neither party may assign its rights or delegate its duties or obligations hereunder without the prior written consent of the other party.
No modification or amendment to this interim agreement shall be valid unless made in writing and approved by both parties.
X. ACCEPTANCE OF THE OFFER
MinEx may accept this offer at any time prior to its expiry by delivering a duly executed copy of this interim agreement by facsimile or electronic mail, with an original to be couriered to:
Royal Gold, Inc.
1660 Wynkoop St.
Suite 1000
Denver, CO 80202
Attention: William Heissenbuttel
Facsimile: (303) 595-9385
e-mail: bheissenbuttel@royalgold.com
This offer shall expire at 5:00 p.m., Denver, Colorado time, on Thursday, April 3, 2008, unless extended or withdrawn in writing by Royal Gold prior to its acceptance.

Mr. Mike Scott
April 3, 2008

This interim agreement, including without limitation MinEx’ non-solicitation obligations set forth in Section VIII, shall expire on June 30, 2008 unless (a) MinEx and Royal Gold have entered into the definitive purchase and sale agreement contemplated in Section IIIa., in which case the terms and conditions of such definitive agreement shall govern and control, (b) MinEx and Royal Gold agree in writing to extend the duration of this interim agreement, or (c) any third party or governmental consent or approval that has been requested is pending on such date, including any consent or approval of, or notice from, Lonmin.
Finally, I would emphasize that the purchase price funds are not subject to any financing contingencies as Royal Gold has sufficient cash on the balance sheet.
I look forward to working diligently with MinEx to promptly consummate a successful transaction for both parties.
Sincerely,
Tony Jensen
President and Chief Executive Officer
AGREED AND ACCEPTED ON BEHALF OF MINEX PROJECTS (PTY) LIMITED, BY THE FOLLOWING AUTHORIZED INDIVIDUAL

/s/ Mike Scott

By:	Mike Scott
Title:	President
Entity:	MinEx Projects
Date:	03/04/2008